SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

XenoPort, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

NEWS RELEASE	Company Contact:
For Immediate Distribution	Jackie Cossmon
408-616-7220
ir@XenoPort.com

XENOPORT TO MAIL LETTER TO STOCKHOLDERS

Provides XenoPort Stockholders with the Facts about XenoPort’s Board, Strategy and Record of Execution

Urges Stockholders to Vote “FOR ALL” XenoPort Director Nominees on WHITE Card Today

SANTA CLARA, Calif. – May 20 – XenoPort, Inc. (Nasdaq: XNPT) today announced that it is mailing a letter to stockholders in connection with the Company’s upcoming Annual Meeting, which will be held on June 11, 2014.

In the letter, XenoPort urges stockholders to protect the value of their investment by voting “FOR ALL” of XenoPort’s nominees to the Board of Directors on the WHITE proxy card.

Highlights of the letter include:

•	XenoPort is advancing XP23829;

•	XenoPort is building value in HORIZANT;

•	XenoPort’s Board is committed to fully realizing the value of XenoPort’s assets – for the benefit of all XenoPort stockholders;

•	Clinton is waging a misleading proxy campaign to replace three of XenoPort’s proven, highly-qualified directors with three of its own handpicked nominees; and

•	XenoPort believes Clinton’s uninformed agenda would fail to maximize the value of XenoPort’s assets. XenoPort believes Clinton’s agenda is short-term focused and puts at risk the opportunity for long-term value creation.

The full text of the letter follows:

WE ARE EXECUTING OUR STRATEGIC PLAN AND ARE ON TRACK

VOTE “FOR ALL” OF THE XENOPORT NOMINEES ON THE WHITE CARD TODAY

May 20, 2014

Dear Fellow XenoPort Stockholder:

XenoPort’s Board of Directors and management team are successfully executing on our strategic initiatives to advance the development of XP23829, a potential treatment for psoriasis and/or relapsing forms of multiple sclerosis (MS), and to build value in HORIZANT® (gabapentin enacarbil) Extended-Release Tablets. The progress we are making on this two-pronged plan, as highlighted in the attached addendum, demonstrates that we are on track.

WE ARE COMMITTED TO FULLY REALIZING THE VALUE OF XENOPORT’S ASSETS –

FOR THE BENEFIT OF ALL XENOPORT STOCKHOLDERS

We continue to focus on executing our long-term strategy to build value in our assets and XenoPort. While we are disappointed in the current stock price, which we believe has been, in part, impacted by recent pressure on the stock prices of many small cap biopharmaceutical firms, we believe that we are taking the right steps to deliver long-term stockholder value.

Our ability to realize the value of XenoPort’s assets was exemplified recently by our May 15th announcement of a development and commercialization partnership with Reckitt Benckiser Pharmaceuticals, Inc. for XenoPort’s arbaclofen placarbil program. Upon effectiveness of the agreement, which is subject to regulatory clearance, XenoPort will receive:

•	A $20 million up-front, non-refundable cash payment;

•	Plus, $5 million upon the transfer of certain technology and materials to Reckitt Benckiser;

•	Plus, up to $120 million of aggregate cash payments upon the achievement by Reckitt Benckiser of certain development, regulatory and commercial milestones;

•	Plus, certain royalty payments on potential future net sales in and outside the United States.

We are pleased with this agreement, which could provide XenoPort with potential non-dilutive cash and royalty payments, and creates another opportunity to build value for XenoPort stockholders.

DO NOT BE MISLED BY CLINTON

Clinton Relational Opportunity Master Fund, L.P. and its affiliates (“Clinton”) are waging a misleading proxy campaign to replace three of XenoPort’s proven, highly-qualified directors with three of its own handpicked nominees. Not only is this campaign based on unsubstantiated claims, Clinton is also pushing an uninformed agenda that we believe would fail to maximize the value of XenoPort’s assets and, as a consequence, would negatively impact the value of your investment. We believe Clinton’s agenda is short-term focused and puts at risk the opportunity for long-term value creation. Keep in mind: Clinton reportedly holds only 1.6% of XenoPort’s common stock and began buying and selling XenoPort’s shares just last year.

Here are the facts about XenoPort’s assets, growth strategies and record of performance:

FACT: We are successfully pursuing a targeted commercialization strategy that is building value in HORIZANT. HORIZANT is different by design. Discontinuing the commercialization of HORIZANT now would be contrary to the interests of stockholders.

•	HORIZANT is differentiated in the market place. We encourage stockholders to read the FDA prescribing information, published clinical studies and treatment guidelines.

•	Results of XenoPort’s promotional efforts in just the first three full quarters since we re-acquired HORIZANT’s rights demonstrate that our confidence in HORIZANT’s potential is justified.

•	Initial investments in HORIZANT’s commercial infrastructure are complete, and marketing budgets are largely committed. Now is the worst time to abandon commercialization, particularly given the upward sales trends we are achieving.

•	Capturing the most value from HORIZANT will require that we continue to demonstrate strong prescription trends.

FACT: Many industry analysts recognize the progress we have made to commercialize HORIZANT since reacquiring the rights in May 2013.

•	We urge you to carefully read Clinton’s proxy materials. Buried in the footnotes is the fact that many of the analyst reports cited by Clinton were issued more than one year ago – before XenoPort had executed its own promotional efforts for HORIZANT.

•	More recently, since the time we launched our strategy, analysts have said:*

“We continue to see HORIZANT ($2.7 million in revenues in Q4 2013) as contributing modestly to XNPT valuation. However, if XNPT continues to execute well, we believe HORIZANT could become a profitable business unit and a modest contributor of cash.” – Ladenberg, 2/27/14

“Management has developed a new marketing strategy that shows initial signs of bearing fruit. The company has deployed 40 field representatives into 40 territories, and the team has already begun to outperform the marketing effort put forth by GSK.” – Jefferies, 4/21/14

“Horizant sales were $3M for the quarter with prescription trends continuing to provide some reflection of XNPT’s successful focused re-launch… its trajectory should enable the drug to be cash flow positive.”– Wells Fargo, 5/09/14

“HORIZANT appears to be generating positive momentum in markets where XNPT is focused…. We believe HORIZANT revenues will continue to grow…” – Leerink, 5/11/14

FACT: Drug development is a step-wise and regulated process that requires much more than an ability to write a check.

•	The aggregate investment in a product candidate is a function of the stage of development of that product candidate. We have been fully investing in XP23829 and executing a thoughtful development plan that is appropriate for its stage of development.

•	More than simple investment, moving successfully through the drug development and regulatory review process also requires experience and technical expertise – expertise possessed by members of your Board and management team.

FACT: Drug development and commercialization are inherently risky propositions, and we believe that XenoPort is appropriately managing this risk. We believe it would be imprudent to focus ONLY on XP23829, however much its potential.

•	We are proud of the achievements we have made in our advancement of XP23829 development, our efforts to offer HORIZANT to patients as a new treatment option and the early commercial progress we have made with HORIZANT.

•	These achievements are a consequence of disciplined, thoughtful development and commercial programs and capital allocation established by XenoPort’s leadership.

•	Due to the inherent risk of drug development, allocating all of our resources to XP23829, a product candidate that has only completed Phase 1 development, would be irresponsible and contrary to our fiduciary duties.

FACT: Your Board includes eight independent directors, with three new directors joining the Board in the last five years. Clinton’s statements are simply wrong.

•	Your Board is comprised of nine, highly-qualified and proven leaders, including eight independent directors.

•	Contrary to the factual errors in Clinton’s proxy materials, three new directors have joined XenoPort’s Board in the past five years.

•	The average tenure of XenoPort’s directors is 8.7 years versus an average of approximately 10.1 years for the S&P 500; approximately 10.8 years for the S&P 1500; approximately 10.7 for the S&P MidCap index; and approximately 11.5 years for the S&P SmallCap index.[1]

FACT: Replacing XenoPort’s CEO would be a value-impacting distraction at a critical point in the execution of XenoPort’s strategy.

•	As a XenoPort founder, former Chief Scientific Officer, and current Chief Executive Officer, Dr. Barrett has played, and will continue to play, a pivotal role in executing XenoPort’s strategy.

•	Dr. Barrett’s work led to XenoPort’s discovery and development of numerous novel product candidates, including XP23829 and the recently partnered arbaclofen placarbil. His leadership and efforts have enabled XenoPort to evolve from a pure research-based company to an integrated pharmaceutical company with development and commercialization capabilities.

•	Dr. Barrett has the full confidence of XenoPort’s Board.

•	Clinton’s plan would create a void in leadership just as the Company is about to start its Phase 2 trial for XP23829, is in discussions with potential partners, and is at an important inflection point in its commercialization efforts of HORIZANT.

FACT: Your Board and XenoPort’s nominees provide the skills and expertise needed to oversee the execution of the Company’s strategy.

•	As a result of her work on complex accounting issues as well as her 30 years of finance, marketing and investment expertise, including 20 years as Chief Financial Officer of both private and public companies, Ms. Hilleman, your Audit Committee Chair, possesses important financial experience and knowledge of XenoPort’s financials that would be difficult to replace.

•	As we work to advance XP23829 and build value in HORIZANT, XenoPort greatly benefits from Dr. Wierenga’s proven record and experience in pharmaceutical research and clinical

[1]	Source: ISS, “Director Tenure and Corporate Governance Features,” By Rob Yates, March 25, 2014.

development. In addition to his leadership at pharmaceutical and biopharmaceutical companies and his service on the Boards for several publicly-traded biopharmaceutical companies, Dr. Wierenga has participated in the submission of over 70 Investigational New Drug applications, the filing of 16 New Drug Applications/Biologics License Applications, and the launch of 16 FDA-approved drug products including LIPITOR, NEURONTIN and UCERIS.

•	As previously noted above, as a XenoPort founder, former Chief Scientific Officer, and current Chief Executive Officer, Dr. Barrett has played, and will continue to play, a pivotal role in executing XenoPort’s strategy.

•	Clinton claims its nominees have experience in biotech, capital allocation and corporate governance. However, this expertise is already well represented on your Board by multiple directors all of whom, unlike Clinton’s nominees, also have experience serving in senior operating roles of biopharmaceutical companies and as directors of publicly-traded companies.

PROTECT YOUR INVESTMENT - VOTE THE WHITE PROXY CARD TODAY

Your Board is committed to realizing the full potential of XenoPort’s assets and acting in the best interests of all XenoPort stockholders. We are making meaningful progress commercializing HORIZANT and are committed to optimizing the value of XP23829. In contrast, your Board is concerned that Clinton’s nominees will push an agenda that will destroy the value potential of HORIZANT, while stripping the Board of specific knowledge and expertise needed to oversee the development XP23829.

We urge you to protect your investment by voting the enclosed WHITE proxy card today “FOR ALL” of XenoPort’s nominees: Ronald W. Barrett, Ph.D., Jeryl L. Hilleman and Wendell Wierenga, Ph.D., “FOR” Proposals 2 through 4 and 9 through 14 and “AGAINST” Clinton Proposals 5 through 8.

On behalf of your Board of Directors and management team, we thank you for your continued support.

Sincerely,

/s/ Ronald W. Barrett	/s/ John G. Freund

Ronald W. Barrett, Ph.D.	John. G. Freund, M.D.
Chief Executive Officer	Lead Independent Director

*	Permission to use quotes was neither sought nor obtained

ADDENDUM 1: XenoPort is advancing XP23829 development and building value in HORIZANT

ADVANCING XP23829

•	2010-13: Completed preclinical studies, including comparison of the pharmacokinetics and safety of XP23829 with the active ingredient in TECFIDERA

•	Sep 2013: Completed the last of three Phase 1 studies

•	Demonstrated favorable pharmacokinetics compared to TECFIDERA and pharmacodynamic effects with once-a-day dosing

•	Dec 2013: Received FDA feedback on a series of submitted questions related to development plans for XP23829 as a potential treatment of relapsing forms of MS

•	Jan 2014: Expanded team with proven expertise

•	Richard Kim, M.D., Senior VP, Clinical Development and Medical Affairs and Chief Medical Officer

•	More than 10 years of experience in clinical development and medical affairs, including as VP of clinical development and head of MS therapeutic area at Elan Pharmaceuticals

•	1Q 2014: Conducted a Pre-Investigational New Drug (IND) meeting with the FDA, submitted IND application, and prepared to initiate a Phase 2 trial in psoriasis patients by mid-2014

BUILDING VALUE IN HORIZANT

•	May 2013: Reacquired commercialization rights after prior partner missed key metrics for performance against their HORIZANT commercialization plan

•	Jun 2013: Initiated promotional efforts

•	Dec 2013: With substantially fewer resources, achieved levels of prescribed tablets that surpassed results of previous partner

•	Apr 2014: Presented new data at Annual Scientific Meeting of the American Pain Society and at the Annual Meeting of the American Academy of Neurology

•	New data analyses support HORIZANT’s benefit/risk profile

•	May 2014: Announced positive prescription trends for 1Q 2014

•	15% increase in nationwide prescribed tablets compared to 4Q13; 25% increase compared to 1Q13

•	21% increase in total prescribed tablets in promoted territories compared to 4Q13; 64% increase compared to 1Q13

If you have any questions, require assistance with

voting your WHITE

proxy card or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

Forward-Looking Statements

This communication contains “forward-looking” statements, including, without limitation, all statements related to the potential value of XenoPort’s assets and XenoPort’s ability to achieve its goal of enhancing stockholder value through the execution of its strategic plan, including all statements related to the commercial and value opportunity for HORIZANT and the suitability of XP23829 as a potential treatment for psoriasis or relapsing forms of MS; XenoPort’s ability to build value in HORIZANT through, and the potential of, its targeted educational efforts; XenoPort’s current strategy for advancing the XP23829 clinical development program, including the initiation or conduct of planned or potential future clinical trials and the timing thereof, including XenoPort’s expectations with respect to a potential Phase 3 development program for XP23829; potential partnering efforts for XP23829 and/or HORIZANT; the anticipated effectiveness of the license agreement with Reckitt Benckiser (the “License Agreement”) and XenoPort’s receipt of upfront payments and potential receipt of milestones and royalties thereunder; and other statements that are not historical facts. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “could,” “hope,” “may,” “plan,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations. Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful; XenoPort’s ability to successfully advance XP23829 development and to conduct or initiate clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s review process and other regulatory requirements, including the risk that FDA action, including with respect to the investigational new drug application for XP23829, would delay or prevent the initiation of future clinical trials of XP23829; XenoPort’s need for and the availability of resources to develop XP23829 and to support XenoPort’s operations; risks related to the ability of XenoPort and Reckitt Benckiser to satisfy all the conditions to effectiveness of the License Agreement, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as amended; XenoPort’s dependence on collaborative partners, including the risk that if Reckitt Benckiser were to breach or terminate the License Agreement or otherwise fail to successfully develop and commercialize products thereunder and in a timely manner, XenoPort would not obtain the anticipated financial and other benefits of the License Agreement and the clinical development or commercialization of arbaclofen placarbil could be delayed or terminated; the uncertain therapeutic and commercial value of HORIZANT and XP23829; as well as risks related to future opportunities and plans, including the uncertainty of future operating results. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on May 9, 2014. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Important Additional Information and Where to Find It

XenoPort, Inc., its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with XenoPort’s 2014 Annual Meeting of Stockholders. XenoPort has filed with the SEC and provided to its stockholders a definitive proxy statement and a WHITE proxy card in connection with such solicitation. XENOPORT STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of XenoPort’s directors and executive officers and their respective interests in XenoPort by security holdings or otherwise is set forth in XenoPort’s definitive proxy statement for the 2014 Annual Meeting of Stockholders, filed with the SEC on April 22, 2014, including Appendix B thereto.

The definitive proxy statement (and amendments or supplements thereto) and the accompanying WHITE proxy card, and any other relevant documents and other material filed by XenoPort with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at XenoPort’s investor relations website at http://investor.xenoport.-com/index.cfm. Copies may also be obtained free of charge by contacting XenoPort Investor Relations by mail at 3410 Central Expressway, Santa Clara, California 95051 or by telephone at (408) 616-7200.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing and commercializing a portfolio of internally discovered product candidates for the potential treatment of neurological disorders. XenoPort is currently commercializing HORIZANT® (gabapentin enacarbil) Extended-Release Tablets in the United States and developing its novel fumaric acid ester product candidate, XP23829, as a potential treatment for patients with moderate-to-severe chronic plaque type psoriasis and/or relapsing forms of multiple sclerosis. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort’s pipeline of product candidates also includes a potential treatment for patients with Parkinson’s disease.

To learn more about XenoPort, please visit the website at www.XenoPort.com.

XNPT2G